                                                     Exhibit 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-56499, 333-53699, 333-42291 and 333-
42285) of Miami Computer Supply Corporation of our reports dated August 28, 1998, November 14, 1997 and November 4, 1997 appearing in the Current Reports on Form 8-K of Miami Computer Supply Corporation dated September 23, 1998, January 30, 1998 and January 15, 1998, respectively. We also consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-42291 and 333-42285) of Miami Computer Supply Corporation of our report dated October 22, 1997 appearing in the Current Report on Form 8-K of Miami Computer Supply Corporation dated December 15, 1997.

/s/ PricewaterhouseCoopers LLP

PriceWaterhouseCoopers LLP
Cincinnati, Ohio
January 12, 1999